Exhibit 10. 1

February 21, 2013

Mr. Roger B. Gorham

1 Trotter Court

Hillsborough, New Jersey 08844

Dear Roger:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your employment with Alleghany Corporation, a Delaware corporation (the “Company”), and the benefits that you will be entitled to receive if and when your employment with the Company terminates.

In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

1. Term. Your employment with the Company is at-will and either you or the Company may terminate your employment at any time and for any reason, with or without “Cause,” as defined below, in each case subject to the terms and provisions of this Agreement during the term of this Agreement.

2. Consequences of Termination of Employment. Unless the Company requests otherwise, upon the termination of your employment for any reason, you will be deemed to have immediately resigned from all positions as an officer or director with the Company (and its affiliates) as of your last day of employment (the “Termination Date”). Upon termination of your employment for any reason, you will receive payment from the Company on your Termination Date covering all of the following: (i) all earned but unpaid salary through the Termination Date, (ii) all unpaid vacation accrued through the Termination Date, (iii) any payments/benefits to which you are entitled under the express terms of any applicable employee benefit plan of the Company and (iv) any unreimbursed valid business expenses (collectively, (i) through (iv) are the “Accrued Obligations”).

(a) Termination for Cause. In the event that your employment is terminated by the Company for “Cause,” you will be entitled only to your Accrued Obligations. You will be entitled to no other compensation from the Company. For purposes of this Agreement, your employment may be terminated by the Company for “Cause” as a result of the occurrence of one or more of the following: (i) your conviction of a felony (other than a traffic violation), (ii) your willful material failure to implement reasonable directives of the Chief Executive Officer of the Company after written notice is delivered to you, which failure is not corrected within ten (10) days following notice thereof, or (iii) willful gross misconduct in connection with the performance of any of your duties. For purposes of clauses (ii) and (iii) of the definition of Cause, your action or inaction will not be considered “willful” unless done or omitted by you (A) intentionally or not in good faith and (B) without reasonable belief that your action or inaction was in the best interest of the Company or any of its affiliates, and will not include a failure to act by reason of physical or mental incapacity.

(b) Termination without Cause (other than Total Disability or Death). The Company may terminate your employment without Cause at any time and for any reason without notice. If your employment is terminated by the Company other than for (1) Cause or (2) on account of your Total Disability or death, then subject to the terms of this Section 2(b) and Section 5, you will be entitled to receive severance pay equal to $1,200,000, payable in substantially equal bi-weekly installments, commencing on the sixtieth (60th) day following your Termination Date (your “Severance Pay”). As a condition to receiving (and continuing to receive) the Severance Pay provided in this Section 2(b), you must (i) within any specified time period established by the Company, execute (and not revoke) a separation agreement (which will include a non-disparagement provision) and general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company, (ii) have timely returned all Company property to the Company and (iii) remain in full compliance with such separation agreement. You will not be required to mitigate the amount of any payment or benefit contemplated by this Section 2(b), nor will any such payment or benefit be reduced by any earnings or benefits that you may receive from any other source. For purposes of this Agreement, “Total Disability” means your inability to discharge your duties hereunder due to physical or mental illness or accident for one or more periods totaling six (6) months during any consecutive twelve (12) month period.

(c) Voluntary Termination. In the event you voluntarily terminate your employment with the Company or your employment with the Company is terminated because of your Total Disability or death, you will be entitled to receive only your Accrued Obligations. You will be entitled to no other compensation from the Company. You agree to provide the Company with at least thirty (30) days’ advance written notice of your intent to voluntarily terminate your employment.

3. Assignability; Binding Nature. This Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company’s obligations under this Agreement contractually or as a matter of law.

4. Taxes. Anything to the contrary notwithstanding, all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations.

5. Section 409A. The payments under this Agreement are intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (which together with the regulations issued thereunder and other rulings, notices and other guidance issued by the Internal Revenue Service interpreting same is herein referred to as “Section 409A”) or an exception to Section 409A. Any payments that qualify for the “short-term deferral” exception under Section 409A, the “separation pay” exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) or any other exception under Section 409A will be paid under the applicable exceptions to the greatest extent possible. Each payment of compensation under this Agreement will be treated as a separate payment, and in no event may you, directly or indirectly, designate the calendar year of any compensatory payment under this Agreement. If, on your Termination Date, you are a “specified employee,” within the meaning of Section 409A and determined by the Company, then any payments that are required to be made to you pursuant to this Agreement as a result of your employment being terminated that constitute nonqualified deferred compensation (within the meaning of Section 409A) that otherwise would have been paid to you within six months and one day of your Termination Date (the “Deferred Compensation Payments”) will not be paid to you at the time herein provided. Instead, the Deferred Compensation Payment will be accumulated and paid to you in a lump sum with interest thereon at a rate equal to the yield per annum on the six (6) month Treasury bills (secondary market) on your Termination Date (as reported by the Federal Reserve Board) from the date payment would have been made to you hereunder until the date paid, such payment to be made as soon as practicable following the earlier of (i) the day after the date that is six (6) months from your Termination Date and (ii) your death (with payment being made to your estate). For these purposes, you will be a “specified employee” if, on the date your employment is terminated you are an individual who is, under the method of determination adopted by the Committee designated as, or within the category of employees deemed to be, a “specified employee” within the meaning and in accordance with Section 409A. The Company will determine in its sole discretion all matters relating to who is a “specified employee” and the application and effect of the change in such determination. Notwithstanding anything to the contrary, your Termination Date will not be deemed to occur until the date of your “separation from service” as defined in Section 409A.

6. Withholding. The Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, any Federal, state and/or local taxes as will be required to be withheld under any applicable law or regulation.

7. Entire Agreement; Amendment. This Agreement contains the entire understanding between you and the Company with respect to the subject matter hereof and thereof and, except as specifically provided herein or therein, cancel and supersede any and all other agreements between you and the Company with respect to the subject matter hereof and thereof. Any amendment or modification of this Agreement will not be binding unless in writing and signed by you and the Company. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

8. Governing Law. This Agreement will be governed by and enforceable in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

9. Miscellaneous. This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, each of the Corporation and you and each party’s respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. This Agreement is personal in nature to you and you will not, without the written consent of the Company, assign, transfer or delegate any rights or obligations hereunder. The Company will not assign, transfer or delegate any rights or obligations hereunder, other than as a result of a corporate transaction in which the assignee, transferee or delegate agrees to assume all of the Company’s obligations hereunder.

10. Offset. To the extent permitted under Section 409A, any Severance Pay or other payments or benefits made to you under this Agreement may be reduced, in the Company’s discretion, by any amounts you owe to the Company.

11. Notice. Any notice that the Company is required or may desire to give you will be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder will be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section 11 will be deemed to be the date of delivery thereof.

12. Waiver; Severability. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in writing. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. In the event that any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

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If the foregoing accurately expresses our mutual understanding, please acknowledge your acceptance and understanding of this Agreement by signing and returning it to the undersigned. A copy of this signed Agreement will be sent to you for your records.

Sincerely,

ALLEGHANY CORPORATION

By:	/s/ Weston M. Hicks
Name:	Weston M. Hicks
Title:	President and chief executive officer

AGREED AND ACCEPTED:

/s/ Roger B. Gorham
Roger B. Gorham